Exhibit 24.2

RESOLUTIONS OF

THE BOARD OF DIRECTORS OF

BANK OF AMERICA CORPORATION

October 22, 2008

RESOLVED FURTHER, that Timothy J. Mayopoulos, Alice A. Herald, and Teresa M. Brenner hereby are appointed attorneys-in-fact for, and each of them with full power to act without the other hereby is authorized and empowered to sign the Registration Statement and any amendment or amendments (including any pre-effective or post-effective amendments) thereto on behalf of and as attorneys for the Corporation and on behalf of and as attorneys for any of the principal executive officer, the principal financial officer, the principal accounting officer, and any other officer or director of the Corporation.

BANK OF AMERICA CORPORATION

CERTIFICATE OF ASSISTANT SECRETARY

I, Allison L. Gilliam, Assistant Secretary of Bank of America Corporation, a corporation duly organized and existing under the laws of the State of Delaware (the “Corporation”), do hereby certify that attached to this certificate is a true and correct copy of the resolutions duly adopted by the Board of Directors of the Corporation at a meeting of the Board of Directors held on October 22, 2008, at which meeting a quorum was present and acting throughout and that those resolutions are in full force and effect and have not been amended or rescinded.

IN WITNESS WHEREOF, I have hereupon set my hand and affixed the seal of the Corporation as of November 10, 2008.

/s/ ALLISON L. GILLIAM

Allison L. Gilliam, Assistant Secretary

(CORPORATE SEAL)

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